Exhibit 4.1
NOTICE OF GRANT OF STOCK OPTION
BIOLASE TECHNOLOGY, INC.
Inducement Option Grant
Notice is hereby given of the following grant (the “Option”) to purchase shares of the Common Stock of Biolase Technology, Inc. (the “Corporation”):

Optionee:	Jake St. Phillip	Employee ID#

Type of option:	Non-Statutory
Grant date:	January 7, 2008
Vesting Commencement Date:	Same as grant date
Expiration Date:	Ten years from grant date
Number of Option Shares:	450,000
Exercise Price per Share:	$2.89

Biolase Technology, Inc.
By:	/s/ George V. d’Arbeloff
Title: Chairman

Optionee
Signature:	/s/ Jake St. Philip

Address:	4727 Plummer Ct.
San Diego, CA 92130

Exercise schedule: The Option shall become exercisable for one-twelfth of the Option Shares upon the Optionee’s completion of Service for the period commencing on the Vesting Commencement Date and ending on March 31, 2008. The Option shall become exercisable for the balance of the Option Shares in a series of eleven successive equal installments upon Optionee’s completion of Service during each calendar quarter commencing on or after April 1, 2008 over the remainder of the thirty-three month period commencing on April 1, 2008 and ending on December 31, 2010. In no event shall the Option become exercisable for any additional Option Shares after Optionee’s cessation of Service; provided, that this Option shall be subject to the terms and conditions of the Employment Agreement, dated as of January 2, 2008, by and between the Corporation and the Optionee (the “Employment Agreement”).
Terms and conditions: Optionee understands and agrees that the Option is granted as an inducement material to Optionee’s entering into the Employment Agreement and employment with the Corporation and the Option is not granted under the Corporation’s 2002 Stock Incentive

Plan. Optionee agrees to be bound by the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee acknowledges that the right to exercise the Option terminates in the event of Optionee’s cessation of Service, as provided in the Stock Option Agreement.
Prior Agreements. This Notice, the Stock Option Agreement and the Employment Agreement constitute the entire agreement and understanding of the Corporation and Optionee with respect to the terms of the Option and supersede all prior and contemporaneous written or verbal agreements and understandings between Optionee and the Corporation relating to such subject matter. Any and all prior agreements, understandings or representations relating to the Option are terminated and cancelled in their entirety and are of no further force or effect.
No Right to Continued Service. Nothing in this Notice, the Stock Option Agreement or the Employment Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.
Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the Stock Option Agreement.
ATTACHMENTS
Exhibit A — Stock Option Agreement
Exhibit I — Notice of Exercise
Appendix A — Additional Definitions
Appendix B — Additional Terms and Conditions

Exhibit A
Inducement Option Grant
BIOLASE TECHNOLOGY, INC.
STOCK OPTION AGREEMENT
     A. The Board has granted the Option to Optionee as an inducement material to Optionee’s entering into the Employment Agreement and employment with the Corporation.
     B. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to the Corporation’s grant of the Option to Optionee.
     C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
     Now, Therefore, it is hereby agreed as follows:
     1. Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase no more than the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.
     2. Option Term. The Option shall expire on the Expiration Date, unless sooner terminated in accordance with this Agreement.
     3. Limited Transferability. Except as otherwise provided in this Paragraph 3, the Option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee. The Option may be assigned in whole or in part during Optionee’s lifetime to one or more of Optionee’s family members (as such term is defined in the instructions to Form S-8), or to Optionee’s former spouse through a gift or domestic relations order. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment.
     4. Dates of Exercise. The Option shall become exercisable for the Option Shares as specified in the Grant Notice. If the Option is exercisable in installments, then as the Option becomes exercisable for such installments, those installments shall accumulate, and the Option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the Option pursuant to this Agreement.
     5. Cessation of Service.
          (a) Immediately upon Optionee’s cessation of Service for any reason while the Option is outstanding, the Option shall terminate with respect to any Option Shares for which the Option is not otherwise exercisable; provided, however, that, in the event that Optionee’s employment terminates under the circumstances described in Section 8.C of the Employment

Agreement, and the Option shall become fully vested and exercisable under Section 8.C(i) of the Employment Agreement, the Option shall not terminate with respect to any Option Shares under this subsection (a).
          (b) Should Optionee’s Service be terminated for Misconduct or should Optionee otherwise engage in any Misconduct while the Option is outstanding, then the Option shall terminate immediately with respect to all Option Shares.
          (c) Should Optionee’s Service cease for any reason (other than death, Permanent Disability or Misconduct) while the Option is outstanding, then the Option shall be exercisable for the number of Option Shares for which the Option was vested and exercisable at the time Optionee’s Service ceased and shall remain outstanding and exercisable until the earlier of (i) the Close of Business on the last day of the three month period commencing on the date Optionee’s Service ceased or (ii) the Expiration Date; provided, however, that if Optionee terminates Service voluntarily and does not give the Corporation at least (A) 30 days notice if Optionee is a manager or (B) 14 days notice if the Optionee is not a manager, then the Option shall terminate immediately upon cessation of Service with respect to all Option Shares.
          (d) Should Optionee’s Service cease due to death or Permanent Disability while the Option is outstanding, then the Option shall be exercisable for the number of Option Shares for which the Option was exercisable at the time Optionee’s Service ceased and shall remain outstanding and exercisable until the earlier of (i) the Close of Business on the anniversary of the date Optionee’s Service ceased or (ii) the Expiration Date.
          (e) Upon the expiration of such limited post-Service exercise period or (if earlier) upon the Expiration Date, the Option shall terminate with respect to all Option Shares for which the Option is exercisable.
     6. Change in Control.
          (a) Immediately prior to the effective date of a Change in Control, the Option shall vest and become exercisable for all of the Option Shares and may be exercised for any or all of those Option Shares. However, the Option shall not vest and become exercisable on an accelerated basis under this subsection (a) if and to the extent: (i) the Option is to be assumed by the successor corporation (or parent thereof) or is otherwise to be continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) the Option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on the Option Shares for which the Option is not otherwise at that time exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout of that spread no later than the time the Option would have vested and become exercisable for those shares.
          (b) Immediately following the consummation of the Change in Control, the Option shall terminate, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

          (c) If the Option is assumed or otherwise continued in effect in connection with a Change in Control, then the Option shall be appropriately adjusted by the Board, upon such Change in Control, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Change in Control had the Option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent that the holders of Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or its parent) may, in connection with the assumption of the Option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control. The adjustments determined by the Board shall be binding on all parties who have an interest in the Option.
          (d) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
     7. Other Transactions. Should any change be made to the Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Board to (a) the number and/or class of securities subject to the Option and (b) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder. The adjustments determined by the Board shall be binding on all parties who have an interest in the Option.
     8. Stockholder Rights. The holder of the Option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become the holder of record of the purchased Option Shares.
     9. Manner of Exercising Option.
          (a) In order to exercise the Option with respect to all or any part of the Option Shares for which the Option is at the time exercisable, Optionee (or any other person or persons permitted to exercise the Option) must take the following actions:
          (i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the Option is exercised;
          (ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:
          (A) cash or check made payable to the Corporation;
          (B) shares of Common Stock (1) held by Optionee (or any other person or persons permitted to exercise the Option) for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and (2) valued at Fair Market Value on the Exercise Date; or

          (C) to the extent the Option is exercised for vested shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons permitted to exercise the Option) shall concurrently provide irrevocable instructions (1) to a brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (2) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.
Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise.
          (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise the Option.
          (iv) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all income and employment tax withholding requirements applicable to the Option exercise.
          (b) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising the Option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.
          (c) In no event may the Option be exercised for any fractional shares.
     10. No Right to Continued Service. Nothing in the Grant Notice, this Agreement or the Employment Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.
     11. Compliance with Laws and Regulations.
          (a) The exercise of the Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any applicable stock exchange or quotation system on which the Common Stock may be traded at the time of such exercise and issuance. The Option cannot be exercised if doing so would violate the Corporation’s internal policies, including, but not limited to, its insider trading policy.
          (b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.

     12. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s permitted assigns, the legal representatives, heirs and legatees of Optionee’s estate, whether or not any such person shall have become a party to this Agreement or has agreed in writing to join herein and be bound by the terms hereof.
     13. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice or at such other address as Optionee may designate by ten days advance written notice to the Corporation. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon the third day following deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice.
     14. Entire Agreement. The Grant Notice, this Agreement (and any exhibit and appendix hereto) and the Employment Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof. All decisions of the Board with respect to any question or issue arising under the Grant Notice and this Agreement shall be and binding on all persons having an interest in the Option.
     15. Amendments. The Grant Notice and this Agreement may only be amended in an instrument executed by both parties. Approval of the Board is required for all material amendments to the Grant Notice or this Agreement.
     16. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to that State’s choice-of-law or conflict-of-law rules.
     17. Additional Terms and Conditions. The Option, and the Grant Notice and this Agreement, shall be subject to (a) the additional terms and conditions set forth in the attached Appendix B, and (b) the terms and conditions of the Employment Agreement.

Exhibit I
Notice of Exercise
I hereby notify Biolase Technology, Inc. (the “Corporation”) that I elect to purchase                      shares of the Corporation’s common stock (the “Purchased Shares”) at the option exercise price of $2.89 per share (the “Exercise Price”) pursuant to that certain option (the “Option”) granted to me by Biolase Technology, Inc. under the Notice of Grant of Stock Option and Stock Option Agreement on January 7, 2008.
Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option. In addition, I shall deliver whatever additional documents may be required by such agreement as a condition for exercise.
                                        ,
Date

Optionee

Address:

Print name in exact manner it is to appear on the stock certificate:
Address to which certificate is to be sent, if different from address above:

Social Security Number:

Appendix A
Additional Definitions
     The following definitions shall be in effect under the Agreement:
     A. Agreement shall mean this Stock Option Agreement.
     B. Board shall mean the Corporation’s Board of Directors.
     C. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
     (i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction, or
     (ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, or
     (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders.
     D. Close of Business shall mean the close of business at the Corporation’s headquarters.
     E. Code shall mean the Internal Revenue Code of 1986, as amended.
     F. Common Stock shall mean the Corporation’s common stock.
     G. Corporation shall mean Biolase Technology, Inc., a Delaware corporation, or the successor to all or substantially all of the assets or voting stock of Biolase Technology, Inc. that assumes this option.
     H. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
     I. Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

     J. Exercise Date shall mean the date on which this option shall have been exercised in accordance with this Agreement.
     K. Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.
     L. Expiration Date shall mean the Close of Business on the date on which this option expires as specified in the Grant Notice.
     M. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
     (i) If the Common Stock is at the time traded on the Nasdaq Stock Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq Stock Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
     (ii) If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
     (iii) If the Common Stock is at the time neither listed on any stock exchange or the Nasdaq Stock Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate but shall be determined without regard to any restrictions other than a restriction which, by its term, will never lapse.
     (iv) For purposes of same day sales, the Fair Market Value shall be deemed to be the amount per share for which the shares of Common Stock were sold.
     N. Grant Date shall mean the date of grant of the Option as specified in the Grant Notice.
     O. Grant Notice shall mean the Notice of Grant of Stock Option accompanying this Agreement.
     P. Incentive Option shall mean an option that satisfies the requirements of Code Section 422.

     Q. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement to constitute grounds for termination for Misconduct.
     R. Non-Statutory Option shall mean an option that does not qualify as an Incentive Option.
     S. Notice of Exercise shall mean the notice of exercise in the form attached hereto as Exhibit 1.
     T. Option Shares shall mean the shares of Common Stock subject to the Option.
     U. Optionee shall mean the person to whom the Option is granted as specified in the Grant Notice.
     V. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     W. Permanent Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of 12 months or more.
     X. Service shall mean Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a member of the board of directors or an independent contractor.
     Y. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     Z. Withholding Taxes shall mean the applicable income and employment withholding taxes to which the holder of the Option may become subject in connection with the exercise of the Option.

Appendix B
Additional Terms and Conditions
     1. Administration of the Option.
          (a) The Board shall have authority to administer the terms and conditions of the Option set forth in the Grant Notice and this Agreement.
          (b) The Board shall, within the scope of its administrative functions under the Option, have full power and authority (subject to the provisions of the Grant Notice and this Agreement) to establish such rules and procedures as it may deem appropriate for proper administration of the Option and to make such determinations under, and issue such interpretations of, the provisions of the Option as it may deem necessary or advisable. Decisions of the Board within the scope of its administrative functions under the Grant Notice and this Agreement shall be binding on all parties who have an interest in the Option.
     2. Tax Withholding
          (a) The Corporation’s obligation to deliver shares of Common Stock upon the exercise of the Option shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.
          (b) The Board may, in its discretion, provide any holder of the Option with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holder may become subject in connection with the exercise of the Option. Such right may be provided to any such holder in either or both of the following formats:
          (i) Stock Withholding. The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of the Option, a portion of those shares. So as to avoid adverse accounting treatment, the number of shares that may be withheld for this purpose may not exceed the minimum number needed to satisfy the applicable income and employment tax withholding rules.
          (ii) Stock Delivery. The election to deliver to the Corporation, at the time the Option is exercised, one or more shares of Common Stock previously acquired by such holder (other than in connection with the Option exercise triggering the Withholding Taxes). So as to avoid adverse accounting treatment, the number of shares that may be withheld for this purpose may not exceed the minimum number needed to satisfy the applicable income and employment tax withholding rules.
     3. Restriction on Repricing of the Option. Except with the approval of the stockholders of the Corporation, the Option may not be amended to reduce the exercise price per share of the Common Stock of the Corporation subject to the Option below the exercise price of the Option as of the date the Option is granted, except to reflect the substitution for or assumption of the Option in connection with a Change in Control of the Corporation or if any change is made in the Common Stock subject to the Option without the receipt of consideration by the Corporation (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Corporation) in which case the Option will be appropriately adjusted in the class or classes and number of securities and price per share of Common Stock subject to the Option. In the event of the substitution for or assumption of the Option in connection with a Change in Control of the Corporation or if any change is made in the Common Stock subject to the Option without the receipt of consideration by the Corporation, the Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Corporation shall not be treated as a transaction “without receipt of consideration” by the Corporation.).
     4. Amendment of the Option. The Board shall have complete and exclusive power and authority to amend the Grant Notice and this Agreement. However, no such amendment of the Grant Notice and this Agreement shall adversely affect the rights and obligations with respect to the Option unless the Optionee consents to such amendment.
     5. Use of Proceeds. Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Option shall be used for any corporate purpose.
     6. Regulatory Approvals.
     (a) The granting of the Option and the issuance of any shares of Common Stock upon the exercise of the Option shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Option, and the shares of Common Stock issued pursuant to the Option.
     (b) No shares of Common Stock or other assets shall be issued or delivered under the Option unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Option, and all applicable requirements of any stock exchange or the Nasdaq Stock Market on which Common Stock is then listed for trading or traded.